EXHIBIT 99.1

   Media Contact: Kekst & Co.          STILWELL
                                       FINANCIAL INC.
      Michael Herley (212-521-4897)
                                                   920 Main Street, 21st Floor
                                                  Kansas City, Missouri  64105

Investors Contact:                                            NYSE Symbol:  SV
  Landon H. Rowland (816-218-2416)
    Chairman, President and CEO
  Douglas E. Pittman (816-218-2415)        Release No. 2001-16    June 1, 2001
    Manager of Investor Relations

                                 {News Release}

                          STILWELL FINANCIAL INC. NAMES
                             CHIEF FINANCIAL OFFICER

        - Assets Under Management Total $227 Billion As Of May 31, 2001 -
                                    (Page 1)

Kansas City, Missouri

     Stilwell Financial Inc. ("Stilwell" or the "Company"; NYSE: SV) today announced that Daniel P. Connealy has joined the Company as Vice President and Chief Financial Officer. Mr. Connealy recently retired as a partner with PricewaterhouseCoopers LLC ("PwC"). During his more than 32 years with PwC, Mr. Connealy focused on the financial services industry, specializing in service to asset managers and related fund companies.

     Landon H. Rowland, Stilwell's Chairman, President and Chief Executive Officer, commented: "Dan brings to Stilwell excellent qualifications and experience in the asset management industry. His familiarity with Stilwell and its varied challenges and opportunities will contribute greatly in the transition to his new role. He joins a Stilwell management team committed to enhancing the Stilwell franchise and providing meaningful long-term shareholder value."

ASSETS UNDER  MANAGEMENT

     Stilwell also reported that preliminary assets under management as of the close of market on May 31, 2001 totaled approximately $227 billion. Preliminary average assets under management for the two months ended May 31, 2001 totaled approximately $224 billion. For the five months ended May 31, 2001, preliminary average assets under management were approximately $238 billion.

     Stilwell is a diversified, global financial services company with operations through its subsidiaries and affiliates in North America, Europe and Asia. The primary entities comprising Stilwell are Janus Capital Corporation, an approximately 90.3% owned subsidiary; Berger LLC, of which Stilwell owns 100% of the preferred limited liability company interests and approximately 88% of the regular limited liability company interests; Nelson Money Managers Plc, an 80% owned subsidiary; and DST Systems, Inc., an equity investment in which Stilwell holds an approximate 33% interest.

                               * * * * * * * * * *

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Stilwell's Registration Statement on Form 10 dated June 15, 2000 and Stilwell's Annual Report on Form 10-K for the year ended
December 31, 2000, both on file with the Securities and Exchange Commission (Commission file no. 001-15253). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                                                     ............. The End